                                                                     EXHIBIT 20

                       CHIEF EXECUTIVE OFFICER'S MESSAGE


Dear Shareholder:

     We are pleased to report that Century South Banks, Inc. posted record net earnings for the second quarter of 1998. Net income for the quarter was $3,630,000 as compared to a loss of $68,000 for the second quarter of 1997. Similarly, earnings per diluted share increased to $0.33 as compared to a loss of $0.01 for the same quarter of 1997. Net income for the year through June 30, 1998 was $7,160,000 or $0.64 per diluted share as compared to $2,798,000 or $0.25 per diluted share through June 30, 1997.

     The quarterly cash dividend of $0.10875 per share paid on July 7, 1998, represents a 4.8% increase over the same quarter of 1997 and a 1.2% increase over the previous quarter's dividend.

     Total assets at June 30, 1998 were approximately $1,069,015,000. Return on average assets increased to 1.36% as compared to 0.54% for the six month period ended June 30, 1997. At June 30, 1998, our reserve for loan losses was 1.60% of total loans outstanding and nonperforming assets as a percentage of total assets were 0.81%.

     In early July, we announced the signing of a letter of intent to acquire Independent Bancorp, Inc. and its only subsidiary, The Independent Bank of Oxford, Alabama. We are very excited with this new acquisition and the opportunity it gives us to expand into Alabama. The Alabama market, especially eastern Alabama, is similar in many ways to certain of our current markets and we feel it will add significantly to our company.

     In accordance with our policy of continually reassessing and redeploying our capital, we have made a strategic decision to divest the First National Bank of Union County. We have entered into a definitive agreement with Appalachian Bancshares, Inc. whereby they will acquire the First National Bank of Union County in a transaction that should close in the fourth quarter of 1998.

     As always, we want to encourage you to utilize the Century South affiliate bank in your community.

                                       Sincerely,

                                       /s/ James A. Faulkner
                                       ---------------------
                                       James A. Faulkner
                                       Vice Chairman and
                                       Chief Executive Officer

CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                    JUNE 30,   JUNE 30,
                                                     1998        1997
                                                -----------------------
                                                 (amounts in thousands)
ASSETS
  Cash and due from banks                       $   43,869   $   46,754
  Federal funds sold                                30,820       36,520
  Interest-earning deposits in other banks          17,942       16,641
  Investment Securities                            149,515      198,533
  Loans, net of unearned income                    785,554      721,683
  Allowance for loan losses                        (12,577)     (14,350)
  Premises and equipment, net                       25,016       27,222
  Other assets                                      28,876       28,548
                                                -----------------------
  Total assets                                  $1,069,015   $1,061,551
                                                =======================

LIABILITIES
  Noninterest-bearing deposits                  $  134,738   $  129,391
  Interest-bearing deposits                        803,942      810,504
  Other short-term borrowings                          450            -
  Federal Home Loan Bank advances                    4,831        6,931
  Long-term debt                                        37        1,652
  Other liabilities                                 10,223        9,580
                                                -----------------------
  Total liabilities                                954,221      958,058
                                                =======================

SHAREHOLDERS' EQUITY
  Common stock                                      11,063       10,896
  Additional  paid-in capital                       34,842       34,202
  Retained earnings                                 68,366       58,867
  Reduction for ESOP loan guarantee                      -         (247)
  Common stock in treasury, at cost                   (306)        (306)
  Accumulated other comprehensive income               829           81
  Total shareholders' equity                       114,794      103,493
                                                -----------------------
  Total liabilities and shareholders' equity    $1,069,015   $1,061,551
                                                =======================

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                       THREE MONTHS ENDED       SIX MONTHS ENDED
                                                            JUNE 30,                JUNE 30,
                                                        1998       1997         1998       1997
                                                     --------------------------------------------
                                                    (amounts in thousands, except per share data)
  Interest income                                    $ 23,206    $ 22,573     $ 46,137   $ 44,640
  Interest expense                                      9,724      10,180       19,563     19,893
                                                     --------------------------------------------

  Net interest income                                  13,482      12,393       26,574     24,747
  Provision for loan losses                               502       4,216        1,009      4,877
  Noninterest income                                    3,103       2,755        6,606      4,838
  Noninterest expense                                  10,587      11,984       21,272     21,631
  Income tax expense (benefit)                          1,866        (984)       3,739        279
                                                     --------------------------------------------
  Net income (loss)                                  $  3,630    $    (68)    $  7,160   $  2,798
                                                     ============================================

 Weighted average common shares outstanding
  assuming dilution                                    11,164      11,058       11,153     11,045
  Net income (loss) per share assuming dilution      $   0.33    $  (0.01)    $   0.64   $   0.25
  Dividends declared per share                       $0.10875    $0.10375     $0.21625   $0.20625

                                         CENTURYSOUTHBANKS
----------------------------------------------------------
                                                    INC.
EXECUTIVE OFFICERS
--------------------------------------------------------------------------------

William H. Anderson, II                                                 Chairman
J. Russell Ivie                                                    Vice Chairman
James A. Faulkner                                            Vice Chairman & CEO
Joseph W. Evans                                             President, COO & CFO
Tony E. Collins                                   Executive Vice President & CAO
Stephen W. Doughty                                Executive Vice President & CCO
Sidney J. Wooten                                        Executive Vice President

DIRECTORS
--------------------------------------------------------------------------------

William H. Anderson, II, Chairman                       Thomas T. Folger, Jr.
J. Russell Ivie, Vice Chairman                          Quill O. Healey
James A. Faulkner, Vice Chairman                        Frank C. Jones
James R. Balkcom, Jr.                                   John B. Mckibbon, III
William L. Chandler                                     E. Paul Stringer
Joseph W. Evans

AFFILIATES
--------------------------------------------------------------------------------

Bank of Dahlonega                      Gwinnett National Bank
60 Main Street West                    3200 Peachtree Industrial Boulevard
Dahlonega, GA  30533                   Duluth, GA  30136
John L. Lewis, President               Terry C. Evans, President
706-864-3314                           770-497-9797

The Bank of Ellijay                    First Community Bank of Dawsonville
Sand and Broad Street                  136 Highway 400 South
Ellijay, GA  30540                     Dawsonville, GA  30534
R. A. Robinson, CEO                    W. Keith Morris, President
C. Paul Nealey, President              706-216-5050
706-276-3400

First Bank of  Polk County             Peoples Bank
40 Ocoee Street                        13321 Jones Street
Copperhill, TN  37317                  Lavonia, GA  30553
David E. Adkisson, President           J. Douglas Cleveland, President
423-496-3261                           706-356-8040

Georgia First Bank                     Bank of Danielsville
455 Jesse Jewell Parkway               Courthouse Square
Gainesville, GA  30501                 Danielsville, GA  30633
Allen J. Satterfield, President        L. Banister Sexton, President
770-535-8000                           706-795-2121

First National Bank of Union County    First South Bank, N.A.
420 Blue Ridge Highway                 4951 Forsyth Road
Blairsville, GA  30512                 Macon, GA  31210
Rodney B. McCombs, President           Daniel M. Forrester, President
706-745-5571                           912-757-2000

Fannin County Bank, N.A.               Ameribank, N.A.
480 W. First Street                    7393 Hodgson Memorial Drive
Blue Ridge, GA  30513                  Savannah, GA  31406
Steve M. Eaton, President              J. Thomas Wiley, Jr., President
706-632-2075                           912-232-3800

                        FINANCIAL HIGHLIGHTS (UNAUDITED)

SELECTED BALANCES
----------------------------------------------------------------------------------------------
                                                AS OF AND FOR SIX MONTHS
                                                     ENDED JUNE 30,
                                                   1998         1997     PERCENTAGE  CHANGE
                                              ------------------------------------------------
                                              (amounts in thousands, except per share data)
Loans, Net                                     $  772,977   $  707,333          9.28%
Deposits                                          938,680      939,895         (0.13)
Total assets                                    1,069,015    1,061,551          7.03
Shareholders' equity                              114,794      103,493         10.92
Net income                                          7,160        2,798        155.90
Book value per share                                10.43         9.55          9.21
Net income per share assuming dilution               0.64         0.25        156.00
Weighted average common shares outstanding
  assuming dilution                                11,153       11,045          0.98
Nonperforming loans                                 3,762        3,520          6.88
Other real estate and other
      nonperforming assets                          4,881        2,655         83.84

FINANCIAL RATIOS
----------------------------------------------------------------------------------------------

Return on average assets                             1.36%        0.54%       151.85%
Return on average shareholders' equity              12.92         5.44        137.50
Net interest margin (taxable equivalent)             5.53         5.27          4.93
Allowance for loan losses to loans                   1.60         1.99        (19.60)
Nonperforming assets to total assets                 0.81         0.58         39.66


                            SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------
STOCK INFORMATION
Century South Banks, Inc. ("CSBI") lists its stock for trading on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"). The ticker tape symbol is "CSBI". Market Price for the quarter ended June 30, 1998:

       Three month high .........................  $  38.25
       Three month low ..........................  $  24.50
       Closing price ............................  $  38.00

SHAREHOLDER SERVICES
--------------------------------------------------------------------------------
Shareholders wishing to change the name or address on their stock, to report lost certificates or to consolidate accounts should contact:
       Century South Banks, Inc.
       Shareholder Relations
       P.O. Box 1000
       Dahlonega, Georgia  30533
       (706) 864-1111

DIVIDEND REINVESTMENT PLAN/CASH CONTRIBUTIONS
--------------------------------------------------------------------------------
Shareholders wishing to automatically reinvest quarterly dividends into Century South Banks, Inc. common stock or make voluntary cash contributions should contact:
       Century South Banks, Inc.
       Dividend Reinvestment Plan/Cash Contributions
       P.O. Box 1000
       Dahlonega, Georgia  30533
       (706) 864-1111

INVESTOR RELATIONS
--------------------------------------------------------------------------------
Shareholders, analysts, and others seeking financial information on Century South Banks, Inc. should contact one of the following:

James A. Faulkner       Susan J. Anderson                   Joseph W. Evans
Vice Chairman & CEO     Senior Vice President & Controller  President, COO & CFO
(706) 864-3915          (706) 864-3915                      (912) 475-4340